Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
nash_elmo Holdings LLC:

We consent to the use of our report dated March 3, 2004, with respect to the consolidated balance sheet of nash_elmo Holdings LLC and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, members' equity and accumulated other comprehensive income, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement of Gardner Denver, Inc.

/s/    KPMG LLP

Stamford, Connecticut
January 27, 2005